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                                                                   EXHIBIT 4(c)

                    POWERTEL, INC. (formerly INTERCEL, INC)
                                   as Issuer

                                      and

                             BANKERS TRUST COMPANY,
                                   as Trustee

                 ---------------------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                           DATED AS OF JUNE 16, 1998

                          TO THE FOLLOWING INDENTURES:

                     Indenture Dated as of February 7, 1996
                       12% Senior Discount Notes Due 2006

                      Indenture Dated as of April 19, 1996
                       12% Senior Discount Notes Due 2006

                      Indenture Dated as of June 10, 1997
                         11 1/8% Senior Notes Due 2007

                 ---------------------------------------------


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      THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June 16, 1998, between
POWERTEL, INC. (formerly InterCel, Inc.), a Delaware corporation, as issuer (the "Company"), and BANKERS TRUST COMPANY, a New York banking corporation, as trustee (the "Trustee").

                             W I T N E S S E T H:

      WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of February 7, 1996 (the "February Indenture"), pursuant to which the Company issued $357,470,000 aggregate principal amount of 12% Senior Discount Notes Due 2006; and

      WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of April 19, 1996 (the "April Indenture"), pursuant to which the Company issued $360,000,000 aggregate principal amount of 12% Senior Discount Notes Due 2006; and

      WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of June 10, 1997 (the "June Indenture") (the February Indenture, the April Indenture and the June Indenture being referred to collectively as the "Indentures" and individually as an "Indenture"), pursuant to which the Company issued $300,000,000 aggregate principal amount of 11 1/8% Senior Notes Due 2007; and

      WHEREAS, Section 9.01 of each of the Indentures provides, among other things, that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend the Indentures without notice to or the consent of the Holders to, among other things, make any change that does not adversely affect the rights of any Holder; and

      WHEREAS, the Company desires to issue Series E 6.5% Cumulative Convertible Preferred Stock and Series F 6.5% Cumulative Convertible Preferred Stock (collectively, the "Preferred Stock"), each of which would pay dividends in cash or the Common Stock of the Company, at the option of the Company; and

      WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the Holders to sell shares of the Preferred Stock and that such sale would not adversely affect the rights of the Holders; and

      WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:


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                                   ARTICLE 1

                            AMENDMENT TO INDENTURES

      Section 1.1. The following definition shall be added to Section 1.01 of each Indenture following the definition of "Capitalized Lease Obligation" in each Indenture:

            "Cash Dividend Preferred Stock" shall mean Preferred Stock that provides for the payment of dividends in cash, but shall not include Preferred Stock that allows for the payment of dividends in Common Stock or in cash, at the option of the Company, if the Company is prohibited by the terms of such Preferred Stock from paying any dividends in cash until the Company's obligations under the Indenture have been satisfied in full."

      Section 1.2. Subsection (y) of clause (vi) of Section 4.03 of each Indenture is hereby amended to read in full as follows:

            "(y) Cash Dividend Preferred Stock and"

      Section 1.3. Clause (i) of the first paragraph of Section 4.04 of each Indenture is hereby amended to read in full as follows:

            "(i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries,"

      Section 1.4. Subsection (y) of clause (vii) of Section 4.04 of each Indenture is hereby amended to read in full as follows:

            "(y) Cash Dividend Preferred Stock and"

                                   ARTICLE 2

                                 MISCELLANEOUS

      Section 2.1. The Trustee accepts the trusts created by the Indentures, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indentures, as supplemented by this First Supplemental Indenture.

      Section 2.2. The recitals contained herein shall be taken as statements of the Company,


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and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

      Section 2.3. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Indentures.

      Section 2.4. Each of the Company and the Trustee hereby confirms and reaffirms the Indentures in every particular except as amended by this First Supplemental Indenture.

      Section 2.5. All covenants and agreements in this First Supplemental Indenture by the Company or the Trustee shall bind each of their respective successors and assigns, whether so expressed or not.

      Section 2.6. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Section 2.7. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      Section 2.8. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, each Indenture; and each Indenture, as supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument, respectively.

      This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.



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      IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the date first written above.

                                    POWERTEL, INC.,
                                    as Issuer


                                    By:   /s/ Fred G. Astor
                                       ---------------------------------------
                                    Name:   Fred G. Astor
                                    Title:  Executive Vice President and CFO


                                    BANKERS TRUST COMPANY,
                                    as Trustee


                                    By:   /s/ Sandra J. Shaffer
                                       ---------------------------------------
                                    Name:   Sandra J. Shaffer
                                    Title:  Assistant Vice President





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